Exhibit 99.1

SERA PROGNOSTICS REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Salt Lake City – November 13, 2025 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the third quarter of 2025 ended September 30, 2025.

Third Quarter and Recent Highlights:

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Meaningful progress on payer initiatives, including an inaugural pilot in Nevada actively enrolling Medicaid patients, while engaging with multiple payers across thirteen states, collectively representing a significant opportunity. Additionally, the Company is in discussions with organizations that have both regional and national reach across multiple lines of business. These early signals of market engagement reinforce confidence that the Company is well positioned to drive meaningful adoption in target states and beyond.
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On track to publish the full study results of Sera’s Prematurity Risk Assessment Combined With Clinical Interventions for Improving Neonatal outcoMEs (“PRIME”) this year, followed swiftly by additional data on health economic benefits, sub-population analysis and Medicaid expected cost-saving benefits of Sera’s PreTRM Test.
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Continued engagement with the medical community through two recent PRIME data presentations: health economics data presented at the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) Europe conference, and a presentation (beginning at 4:23:40) by Dr. Brian Iriye titled “Dismantling the Preterm Barrier: Biomarker-Guided Bundle Care to Improve Neonatal Outcomes” at the inaugural Renaissance Conference: The Three Ages of the Woman.
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Strengthened Sera’s leadership team with recent appointments:
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In October, Sera announced the appointment of Dr. Tiffany Inglis as Chief Medical Officer. Dr. Inglis brings extensive clinical leadership experience from Elevance Health and Carelon Health, where she led member-facing programs in women’s and children's health, improving access to quality care and delivering meaningful cost-savings. Her decade-long practice as an OBGYN combined with her payer-side expertise uniquely positions her to guide Sera through this pivotal phase.
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Marisol Urbano was appointed as Sera’s Head of Commercial Operations. With 20 years of healthcare experience and a proven track record in diagnostics, her leadership will be instrumental in accelerating customer onboarding and supporting clinical integration, key enablers of commercial traction during this foundational growth period.

“We are seeing commercial traction from the groundwork we have laid, anchored by the results from our pivotal PRIME study,” stated Zhenya Lindgardt, President and CEO of Sera Prognostics. “These data are driving meaningful engagement with managed Medicaid and other key stakeholders, including the launch of our first Medicaid pilot in Nevada. We are also advancing discussions with managed Medicaid plans in additional states, representing a strong commercial opportunity, covering 33% of U.S. births and 35% of Medicaid births annually. Beyond this first wave, we’ve initiated outreach to the next tier of target states, expanding our footprint of states in discussion. In addition, we are actively engaged with payers who are both regional and national in scope. We believe these early signals of market engagement, combined with the scale of the opportunity, position us well to deliver meaningful impact for patients and long-term value for shareholders.”

“We’re seeing strong early traction with payers, providers, and State Medicaid agencies, who recognize PreTRM’s predictive accuracy and the 20% reduction in NICU admissions,” said Dr. Tiffany Inglis, Chief Medical Officer of Sera Prognostics. “These partners see clear potential to improve maternal and neonatal outcomes while significantly lowering costs driven by preterm birth. Securing broad coverage at the employer, plan, and state levels is the critical next step to unlocking this value at scale. We are actively advancing these discussions to drive adoption and transform prenatal care.”

Third Quarter 2025 Financial Results

Third quarter 2025 revenue was $16,000 compared to $29,000 for the third quarter of 2024.

As of September 30, 2025 deferred revenue increased by $100,000 driven by the prepayment received from the first Medicaid pilot in Nevada.

Total operating expenses were $9.0 million, compared to $8.9 million for the same period in 2024.

Research and development expenses for the third quarter of 2025 were $3.3 million, compared to $3.5 million for the third quarter of 2024 primarily due to lower clinical study costs following the completion of the pivotal PRIME study and as the Company shifts toward commercialization.

Selling, general and administrative expenses for the third quarter of 2025 were $5.7 million, up from $5.4 million for the prior-year period as Sera continued to carefully invest in targeted commercial activities and strategic headcount additions, while building market awareness in preparation for the publication of PRIME study data.

Net loss for the quarter was $7.8 million and down from $7.9 million for the same period a year ago as the Company continued its focus on managing our capital resources ahead of expected revenue expansion in the future.

As of September 30, 2025, the Company had cash, cash equivalents, and available-for-sale securities of approximately $102.4 million, which Sera expects to fund the company across significant adoption and commercial milestones through 2028.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss third quarter 2025 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/1qop01GkwO2

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2024 March of Dimes Report Card shows that, for the last six consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to engaging with multiple payers across thirteen states, collectively representing a significant opportunity; early signals of market engagement; the Company being well positioned to drive meaningful adoption in target states and beyond; publishing the full study results of the

PRIME study this year; swiftly publishing additional data on health economic benefits, sub-population analysis and Medicaid expected cost-saving benefits of the PreTRM Test; accelerating customer onboarding and clinical integration; commercial traction during this foundational growth period; meaningful engagement with managed Medicaid and other key stakeholders; discussions with managed Medicaid plans representing a strong commercial opportunity, covering 33% of U.S. births and 35% of Medicaid births annually; active engagement with payers with both regional and national scope; delivering meaningful impact for patients and long-term value for shareholders; advancing discussions to secure broad coverage at the employer, plan, and state levels and to drive adoption and transform prenatal care; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Investor Contact

Jennifer Zibuda, Head of Investor Relations

jzibuda@sera.com

+1 (801) 396-8043

Media Contact

Bridget Mahoney at Allison Worldwide

sera@allisonworldwide.com

+1 (716) 868-7505

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue	$16	$29	$71	$53
Operating expenses:
Cost of revenue	41	13	122	50
Research and development	3,284	3,502	9,955	11,591
Selling and marketing	1,592	1,181	4,883	3,507
General and administrative	4,079	4,195	12,661	12,117
Total operating expenses	8,996	8,891	27,621	27,265
Loss from operations	(8,980)	(8,862)	(27,550)	(27,212)
Interest expense	(2)	(5)	(8)	(22)
Other income, net	1,168	948	3,511	2,915
Net loss	$(7,814)	$(7,919)	$(24,047)	$(24,319)
Net loss per share, basic and diluted	$(0.16)	$(0.24)	$(0.51)	$(0.74)
Weighted-average shares outstanding, basic and diluted	49,525,108	33,522,726	46,880,876	32,894,191

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$4,081	$4,043
Marketable securities	39,223	42,193
Accounts receivable	14	34
Prepaid expenses and other current assets	1,173	1,330
Total current assets	44,491	47,600
Property and equipment, net	1,032	1,239
Long-term marketable securities	59,080	21,973
Intangible assets, net	939	1,026
Other assets	2,583	737
Total assets	$108,125	$72,575
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,037	$1,969
Accrued and other current liabilities	2,141	2,384
Finance lease obligation, current portion	3	194
Deferred revenue	20,319	20,223
Total current liabilities	23,500	24,770
Finance lease obligation, net of current portion	—	2
Operating lease obligation, net of current portion	2,443	–
Total liabilities	25,943	24,772
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	3
Additional paid-in capital	385,751	327,534
Accumulated other comprehensive income	268	60
Accumulated deficit	(303,841)	(279,794)
Total stockholders' equity	82,182	47,803
Total liabilities and stockholders' equity	$108,125	$72,575